Exhibit 23.2

THIRD PARTY REVIEWER CONSENT

We consent to the reference to us in the Annual Report on Form 10-K for the year ended December 31, 2013 and the incorporation by reference of such report in the Prospectus constituting a part of this Registration Statement on Form S-3 of Hecla Mining Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Date: January 14, 2015

AMEC E&C Services Inc.

/s/ Larry Smith

Larry Smith

Vice President, Mining & Metals Consulting

AMEC E&C Services Inc.

961 Matley Lane, Suite 110

Reno, Nevada 89502

USA

Tel	+1 775 331 2375
Fax	+1 775 331 4153

www.amec.com